Alpha Metallurgical Resources, Inc.
Resource Extraction Payment Report
For the Year Ended December 31, 2024

Project (1)				Payments by Type (in U.S. Dollars)
Resource Type	Extraction Method	Major Subnational Political Jurisdiction (2)	Country (2)	Taxes (3)	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvements	Community and Social Responsibility (4)	Total
Entity Level Payments			US	$11,000,000	$—	$—	$—	$—	$—	$—	$11,875,103	$22,875,103
Met Segment
C	U/O	US-VA	US	731,599	—	—	—	—	—	—	6,883,740	$7,615,339
C	U/O	US-WV	US	3,069,450	—	—	—	—	—	—	28,484,204	$31,553,654
Total Projects				$14,801,049	$—	$—	$—	$—	$—	$—	$47,243,047	$62,044,096

Government Payees		Payments by Type (in U.S. Dollars)
	Country (2)	Taxes (3)	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvements	Community and Social Responsibility (4)	Total
United States Department of the Treasury	US	$14,801,049	$—	$—	$—	$—	$—	$—	$—	$14,801,049
Office of Surface Mining Reclamation and Enforcement	US	—	—	—	—	—	—	—	2,038,507	$2,038,507
Pension Benefit Guarantee Corporation	US	—	—	—	—	—	—	—	6,495,118	$6,495,118
Internal Revenue Service	US	—	—	—	—	—	—	—	38,709,422	$38,709,422
Total Government Payees		$14,801,049	$—	$—	$—	$—	$—	$—	$47,243,047	$62,044,096

(1) Projects are defined and presented based on three underlying criteria including 1) the type(s) of resource being commercially developed, 2) the method(s) of extraction, and 3) the major subnational political jurisdiction where the commercial development of the resource is taking place. For payments made with respect to obligations levied at the entity level, no project is required. Such payments are presented as “Entity Level Payments.”
(2) Country and major subnational political jurisdictions are presented based on codes established by the International Organization for Standardization (“ISO”) in ISO 3166.
(3) Payments include United States federal income taxes and black lung excise taxes.
(4) Payments include United States federal employer related payroll taxes, reclamation fees, and pension benefit guarantee corporation fees.
C - Coal resource
U - Underground mine
O - Open-pit surface mine